Exhibit 99.1

CEVA, Inc. Announces First Quarter 2019 Financial Results

●	Licensing revenue of $11 million, up 9% year-over-year
●	Strategic AI licensing agreement with major automotive OEM for autonomous driving
●	Three 5G licensing agreements targeting base station RAN, mmWave small cells and cellular V2X

MOUNTAIN VIEW, Calif., May 06, 2019 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing platforms and artificial intelligence processors for smarter, connected devices, announced today its financial results for the first quarter ended March 31, 2019.

Total revenue for the first quarter of 2019 was $17.0 million, a 3% decrease compared to $17.6 million reported for the first quarter of 2018. First quarter 2019 licensing and related revenue was $11.0 million, an increase of 9% when compared to $10.1 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2019 was $6.0 million, a decrease of 20% when compared to $7.5 million reported for the first quarter of 2018.

Gideon Wertheizer, CEO of CEVA, stated: “Our team executed another strong licensing quarter, including multiple strategic agreements signed. We achieved a major design win for our NeuPro AI processor with one of the world’s largest automotive OEMs which positions us at the forefront of level 3 and above autonomous driving. We also expanded our 5G footprint, concluding three agreements with key players targeting 5G networking. Our royalty revenue from handsets suffered substantial headwinds due to excess channel inventory. Our royalties from our non-handset baseband customer base continued to expand, delivering 22% year-over-year growth.”

Of the eight license agreements completed during the quarter, three were for smart sensing products and five were for connectivity products. All of the licensing agreements signed during the quarter were for non-handset baseband applications and four were with first-time customers of CEVA. Customers’ target markets include AI for autonomous cars, 5G for base station RAN, mmWave small cells and cellular V2X, Bluetooth earbuds, smart speakers and a range of IoT devices. Geographically, three of the deals signed were in China, one was in the U.S., one was in Europe and three were in the APAC region, including Japan.

GAAP net loss for the first quarter of 2019 was $2.3 million, as compared to a net loss of $2.2 million reported for the same period in 2018. GAAP diluted loss per share for both first quarters of 2019 and 2018 was ($0.10).

Non-GAAP net income and diluted earnings per share for the first quarter of 2019 were $0.3 million and $0.01, respectively, down from the $0.8 million and $0.04 reported for the first quarter of 2018. Non-GAAP net income and diluted earnings per share for the first quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.3 million, (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and an investment in NB-IoT technologies. Non-GAAP net income and diluted earnings per share for the first quarter of 2018 excluded: (a) equity-based compensation expense, net of taxes, of $2.6 million, and (b) the impact of the amortization of acquired intangibles of $0.4 million associated with the acquisition of RivieraWaves and an investment in NB-IoT technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We continue to make prudent R&D investments in strategic growth areas that have enabled us to expand our licensing business. While our royalty business is suffering from weakness in the handset space, we are encouraged by the sustainable year-over-year progress of our non-handset baseband business, particularly in the base station RAN, Bluetooth and IoT markets. Additionally, the company repurchased approximately $2.5 million of its common stock under our existing share repurchase program. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled $171 million, with no debt."

CEVA Conference Call

On May 6, 2019 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/30118. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10130212) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 13, 2019. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statements about our new NeuPro AI processor design win with an automotive OEM positioning the company at the forefront of level 3 and above autonomous driving, and the decrease in royalty revenue being attributable to excess channel inventory, as well as Mr. Arieli’s statement on prospects of a sustainable non-handset baseband business, particularly in the base station RAN, Bluetooth and IoT market segments. The risks, uncertainties and assumptions that could cause differing CEVA results include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the autonomous driving and IoT markets, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings.  CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and cellular IoT (NB-IoT and Cat-M) enabled devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (Wi-Fi 4 (802.11n), Wi-Fi 5 (802.11ac) and Wi-Fi 6 (802.11ax) up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2019	2018
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$11,011	$10,083
Royalties	5,958	7,486

Total revenues	16,969	17,569

Cost of revenues	2,023	1,972

Gross profit	14,946	15,597

Operating expenses:
Research and development, net	12,330	12,016
Sales and marketing	3,021	3,176
General and administrative	2,317	2,954
Amortization of intangible assets	210	359

Total operating expenses	17,878	18,505

Operating loss	(2,932)	(2,908)
Financial income, net	800	927

Loss before taxes on income	(2,132)	(1,981)
Taxes on income	165	201

Net loss	$(2,297)	$(2,182)

Basic and diluted net loss per share	$(0.10)	$(0.10)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	21,917	22,148
Diluted	21,917	22,148

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Quarter ended
	March 31,
	2019	2018
	Unaudited	Unaudited
GAAP net loss	(2,297)	(2,182)
Equity-based compensation expense included in cost of revenues	136	157
Equity-based compensation expense included in research and development expenses	1,362	1,269
Equity-based compensation expense included in sales and marketing expenses	356	454
Equity-based compensation expense included in general and administrative expenses	562	891
Income tax benefit related to equity-based compensation expenses	(137)	(129)
Amortization of intangible assets related to RivieraWaves transaction and NB-IoT technologies	289	359

Non-GAAP net income	$271	$819

GAAP weighted-average number of Common Stock used in computation of diluted net loss per share (in thousands)	21,917	22,148
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	775	968

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	22,692	23,116

GAAP diluted loss per share	$(0.10)	$(0.10)
Equity-based compensation expense, net of taxes	$0.10	$0.12
Amortization of intangible assets related to RivieraWaves transaction and NB-IoT technologies	$0.01	$0.02

Non-GAAP diluted earnings per share	$0.01	$0.04

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2019	2018 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$21,469	$22,260
Marketable securities and short-term bank deposits	135,340	123,608
Trade receivables, net	19,351	26,156
Prepaid expenses and other current assets	7,630	5,264
Total current assets	183,790	177,288
Long-term assets:
Bank deposits	14,510	21,864
Severance pay fund	9,629	9,026
Deferred tax assets, net	6,186	5,924
Property and equipment, net	7,265	7,344
Operating lease right-of-use assets	9,501	—
Goodwill	46,612	46,612
Intangible assets, net	2,411	2,700
Other long-term assets	6,928	6,505
Total assets	$286,832	$277,263

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$750	$632
Deferred revenues	2,811	3,593
Accrued expenses and other payables	17,849	17,527
Operating lease liabilities	1,549	—
Total current liabilities	22,959	21,752

Long-term liabilities:
Accrued severance pay	10,349	9,632
Operating lease liabilities	7,651	—
Other accrued liabilities	561	—
Total liabilities	41,520	31,384

Stockholders’ equity:
Common stock	22	22
Additional paid in-capital	221,071	223,250
Treasury stock	(35,686)	(39,132)
Accumulated other comprehensive loss	(427)	(1,114)
Retained earnings	60,332	62,853
Total stockholders’ equity	245,312	245,879
Total liabilities and stockholders’ equity	$286,832	$277,263

(*) Derived from audited financial statements